UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2012

CORELOGIC, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California		92707
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-6400

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 11, 2012, CoreLogic, Inc. (the “Company”) entered into a Support Agreement with Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Highfields Capital I LP, Highfields Capital II LP, and Highfields Capital III L.P. (collectively, the “Shareholders”). Among other matters, in the Support Agreement:

•

The Company confirmed that it will nominate Douglas C. Curling, John C. Dorman and Jaynie Miller Studenmund (collectively, the “Nominees”) for election as directors at the 2012 annual meeting, and that the Shareholders will vote all shares of the Company’s common stock beneficially owned by them in favor of such Nominees and the Company’s existing directors;

•

The Company stated that D. Van Skilling has formally informed the Company that he will retire from the board at its 2014 annual meeting, and in any event will only serve as Chairman of the Board until the earlier of (a) the time when the board selects another Chairman in accordance with the Company’s bylaws and (b) December 31, 2013;

•

The Company stated that Thomas C. O’Brien has been elected as chairman of the nominating and corporate governance committee, and effective as of and subject to their election to the board at the 2012 annual meeting, the board will appoint one of the new director candidates to that committee;

•

The Shareholders agreed to amend their filing on Schedule 13D to a filing on Schedule 13G with respect to all shares of common stock of the Company that are beneficially owned by the Shareholders and to refrain from engaging in certain activities, including purchasing securities in an amount that could result in the Shareholders beneficially owning more than 10% of the Company’s outstanding common shares, proposing a sale or reorganization of the Company and soliciting proxies or consents involving the Company; and

•	Each party has agreed to refrain from making statements that disparage or adversely reflect upon the other parties.

Certain of these covenants expire on the earlier of (a) the date that is ten days prior to the deadline under the Company’s bylaws for submitting nominations of directors or proposing new business in connection with the Company’s 2013 annual meeting of stockholders, (b) the date that is ten days following the first date on which the Company publicly reports its financial results for the fourth quarter of 2012 and/or full year 2012, and (c) the date on which the Company proposes to enter into certain extraordinary transactions (as defined in the Support Agreement). The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, which is filed as Exhibit 99.1 hereto, and is incorporated into this report by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 6, 2012, the board of directors, upon recommendation from the nominating and corporate governance committee, determined to nominate the following individuals to the board for election at the 2012 annual meeting: Douglas C. Curling, John C. Dorman and Jaynie Miller Studenmund.

In addition, on that date, D. Van Skilling informed the board that he has elected to retire from the board at the Company’s 2014 annual meeting. In connection therewith, the Board determined to select a successor to succeed Mr. Skilling as chairman of the board by the end of December 2013.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Support Agreement, dated June 11, 2012, between CoreLogic, Inc., on the one hand, and Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Highfields Capital I LP, Highfields Capital II LP, and Highfields Capital III L.P., on the other hand.

99.2	Press Release, dated June 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: June 12, 2012	By:	/s/ Stergios Theologides
	Name:	Stergios Theologides
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Support Agreement, dated June 11, 2012, between CoreLogic, Inc., on the one hand, and Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Highfields Capital I LP, Highfields Capital II LP, and Highfields Capital III L.P., on the other hand.

99.2	Press Release, dated June 12, 2012.